UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2023

TELESIS BIO INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40497	45-1216839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10431 Wateridge Circle Suite 150
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 228-4115

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TBIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 24, 2023, Telesis Bio Inc. (the Company) entered into (i) a Limited Waiver and Amendment No. 3 to Credit, Security and Guaranty Agreement (Term Loan) (the Term Loan Third Amendment), which amends that certain Credit, Security and Guaranty Agreement (Term Loan), dated as of August 9, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the Term Loan Agreement), among the Company, EtonBio, Inc., a California corporation and the Company’s wholly-owned subsidiary (EtonBio and together with the Company, the Borrowers), certain subsidiaries of the Company that may become party thereto from time to time as borrowers or guarantors, the lenders party thereto from time to time (collectively, the Term Loan Lenders) and MidCap Financial Trust, as administrative agent (the Term Agent), and (ii) a Limited Waiver and Amendment No. 3 to Credit, Security and Guaranty Agreement (Revolving Loan) (the Revolving Loan Third Amendment, and together with the Term Loan Third Amendment, the Third Amendments), which amends that certain Credit, Security and Guaranty Agreement (Revolving Loan), dated as of August 9, 2022 (as amended, restated, supplement or otherwise modified from time to time, the Revolving Loan Agreement, and together with the Term Loan Agreement, the Loan Agreements) among the Borrowers and certain subsidiaries of the Company that may become party thereto from time to time as borrowers or guarantors, the lenders party thereto from time to time (collectively, the Revolving Loan Lenders, and together with the Term Loan Lenders, the Lenders) and MidCap Funding IV Trust, as administrative agent (the Revolving Agent).

The Term Loan Third Amendment, among other changes, (a) waived an existing event of default resulting from failure to satisfy the minimum net revenue covenant under the Term Loan Agreement, (b) required a prepayment of $15,000,000 of the outstanding term loans under the Term Loan Agreement and waived the prepayment fees applicable thereto, (c) amended the prepayment and exit fees applicable to the term loan facility, and (d) amended the minimum net revenue covenant under the term loan facility.

The Revolving Loan Third Amendment, among other changes, (a) waived an existing event of default resulting from failure to satisfy the minimum net revenue covenant under the Revolving Loan Agreement, (b) waived certain of the fees applicable under the Revolving Loan Agreement so long as there are no revolving loans outstanding under the Revolving Loan Agreement, (c) amended the early termination fees applicable to the revolving loan facility, (d) provided that any borrowing of revolving loans shall be subject to consent of the Revolving Loan Lenders, and (e) amended the minimum net revenue covenant under the revolving loan facility.

Additional details of the Loan Agreements were previously disclosed in the Company’s Current Reports on Form 8-K filed on August 9, 2022 and June 30, 2023 and the Company’s Quarterly Report on Form 10-Q filed on November 13, 2023. The foregoing description of the Third Amendments does not purport to be complete and is qualified in its entirety by the terms and conditions of the Third Amendments, copies of which the Company will file with the Securities and Exchange Commission as exhibits to a forthcoming periodic financial report and are hereby incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 24, 2023, the Company received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (Nasdaq) indicating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5450(a)(1). The letter also indicated that the Company will be provided with a compliance period of 180 calendar days, or until May 22, 2024, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A). The letter further provided that if, at any time during the 180-day period, the closing bid price of the Company’s common stock is at least $1.00 for a minimum of ten consecutive business days, Nasdaq will provide the Company with written confirmation that it has achieved compliance with the minimum bid price requirement. If the Company does not regain compliance by May 22, 2024, an additional 180-day period may be granted to regain compliance if the Company (i) meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Global Select Market (except for the bid price requirement) and (ii) provides written notice of its intention to cure the deficiency during the second 180-day compliance period, by effecting a reverse stock split, if necessary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telesis Bio Inc.

Date:	November 30, 2023	By:	/s/ Todd R. Nelson
Todd R. Nelson Chief Executive Officer